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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*

                             PriCellular Corporation
                                (Name of Issuer)

                      Class A Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    174150410
                                 (CUSIP Number)




        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 2 of 11 Pages
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Spectrum Equity Investors, L.P.

--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

                                               -0-
    NUMBER OF
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                  2,986,714

                    ------------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                                   -0-

                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                                               2,986,714

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,986,714

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.73%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 3 of 11 Pages
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Spectrum Equity Associates, L.P.
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      Delaware
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

                                               -0-
    NUMBER OF
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                  2,986,714

                    ------------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                                   -0-

                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                                               2,986,714

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,986,714

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.73%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 4 of 11 Pages
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      William P. Collatos
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

                                               -0-
    NUMBER OF
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                  2,986,714

                    ------------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                                   -0-
      WITH
                    ------------------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                                               2,986,714

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,986,714

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.73%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 5 of 11 Pages
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Brion B. Applegate
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

                                               -0-
    NUMBER OF
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                  2,986,714

                    ------------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                                   -0-
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                                               2,986,714

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,986,714

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.73%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 6 of 11 Pages
-------------------                                    -------------------------


--------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Kevin J. Maroni
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [X]
                                                                     (b) [ ]

--------------------------------------------------------------------------------
 3    SEC USE ONLY

--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION


      United States
--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

                                               -0-
    NUMBER OF
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                  2,986,714

                    ------------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON                                   -0-
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                                               2,986,714

--------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,986,714

--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      15.73%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON *

      IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 7 of 11 Pages
-------------------                                    -------------------------


Item 1.

        (a) Name of Issuer:  PriCellular Corporation

        (b) Address of Issuer's Principal Executive Officers: 45 Rockefeller Plaza, New York, New York 10020

Item 2.

        (a) Name of Person Filing:  See Statement I attached

        (b) Address of Principal Business Office or, if none, Residence:
            See Statement I attached

        (c) Citizenship:  See Statement I attached

        (d) Title of Class of Securities:  Class A Common Stock, $.01 par value

        (e) CUSIP Number:  174150410

Item 3.

        (a) Not Applicable

Item 4.     Ownership

        (a) Amount beneficially owned: 2,986,714 shares of Class A Common Stock are beneficially owned by the Reporting Persons (of such amount, 2,055,988 shares of Class A Common Stock are issuable upon conversion of the Class B Common Stock beneficially owned by the Reporting Persons and 662,235 shares of Class A Common Stock are issuable upon conversion of the Series A Cumulative Convertible Preferred Stock, $.01 par value (the "Series A Preferred") held by the Reporting Persons). The number of shares of Class A Common Stock issuable upon conversion of the Series A Preferred assumes the occurrence of a voluntary conversion on December 31, 1996.

        (b) Percent of Class: 15.73% of Class A Common Stock (assumes issuance of 2,055,988 shares of Class A Common Stock upon conversion of the outstanding Class B Common Stock beneficially owned by the Reporting Persons plus issuance of 632,235 shares of Class A
            Common Stock upon conversion of the Series A Preferred held by the Reporting Persons assuming further that the voluntary conversion of Series A Preferred occurred on December 31,
            1996).  The Reporting Persons believe that approximately
            18,989,201 shares of Class A Common Stock were outstanding on December 31, 1996 and the percentage of ownership has been computed utilizing such number of shares.

        (c) Number of Shares as to which Reporting Person has:

            (i)    sole power to vote or to direct the vote:  -0-

            (ii) shared power to vote or to direct the vote: 2,986,714 shares of Class A Common Stock

            (iii)  sole power to dispose or to direct the disposition:  -0-

                               Page 7 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 8 of 11 Pages
-------------------                                    -------------------------


            (iv)   shared power to dispose or to direct the disposition:
                   2,986,714 shares of Class A Common Stock

Item 5.        Ownership of Five Percent or Less of a Class:

               Not Applicable

Item 6.        Ownership of More than Five Percent on Behalf of Another Person:

               Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
               Company:

               Not Applicable

Item 8.        Identification and Classification of Members of the Group:
               See Statement I attached hereto for identification of persons filing this Schedule as a group.

Item 9.        Notice of Dissolution of Group:
               See Statement I attached hereto for identification of persons filing this Schedule as a group.

Item 10.       Certification:

               Not Applicable


                               Page 8 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 9 of 11 Pages
-------------------                                    -------------------------


                                   Statement I



     Name of             Address          Citizenship or        Type of
Reporting Person                             place of      Reporting Person
                                           Organization

Spectrum Equity    125 High Street       Delaware          PN
 Investors L.P.    Boston, MA 02110

Spectrum Equity    125 High Street       Delaware          PN
 Associates, L.P.  Boston, MA 02110

William P.         125 High Street       USA               IN
Collatos           Boston, MA 02110

Brion B.           300 Drakes Landing    USA               IN
Applegate          Suite 251
                   Greenbrae, CA 94904

Kevin J. Maroni    125 High Street       USA               IN
                   Boston, MA 02110


                                  Page 9 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 10 of 11 Pages
-------------------                                    -------------------------




        After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                       SPECTRUM EQUITY INVESTORS, L.P.
                                       By:  Spectrum Equity Associates,
                                            L.P., its general partner

Date:    February 7, 1997              By:  /s/ William P. Collatos
                                       ---------------------------------
                                       William P. Collatos, General Partner

                                       SPECTRUM EQUITY ASSOCIATES, L.P.

Date:    February 7, 1997              By:  /s/ William P. Collatos
                                       ---------------------------------
                                       William P. Collatos, General Partner

Date:    February 7, 1997              By:  /s/ Brion B. Applegate
                                       -----------------------------
                                       Brion B. Applegate, General Partner

Date:    February 7, 1997              By:  /s/ Kevin J. Maroni
                                       ---------------------------------
                                       Kevin J. Maroni, General Partner

Date:    February 7, 1997              /s/ William P. Collatos
                                       --------------------------------
                                       William P. Collatos

Date:    February 7, 1997              /s/ Brion B. Applegate
                                       ---------------------------------
                                       Brion B. Applegate

Date:    February 7, 1997              /s/ Kevin J. Maroni
                                       ---------------------------------
                                       Kevin J. Maroni


                               Page 10 of 11 Pages

-------------------                                    -------------------------
CUSIP No. 174150410            13G                         Page 11 of 11 Pages
-------------------                                    -------------------------



                             JOINT FILING AGREEMENT


        Pursuant to Rule 13d-1 (f) promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby respectively represents that the undersigned is eligible to use Schedule 13G as amended by Amendment No. 3 being filed herewith, to report the undersigned's beneficial ownership of Class A Common Stock of PriCellular Corporation. Additionally, each of the undersigned acknowledges that this Amendment No. 3 to Schedule 13G is filed on behalf of each of the undersigned.


                                       SPECTRUM EQUITY INVESTORS, L.P.

                                       By:  Spectrum Equity Associates, L.P.

                                       By:  /s/ William P. Collatos
                                           William P. Collatos
                                           General Partner

                                       Date: February 7, 1997

                                       SPECTRUM EQUITY INVESTORS, L.P.

                                       By:  /s/ William P. Collatos
                                           William P. Collatos
                                           General Partner

                                       Date: February 7, 1997

                                       By:  /s/ Brion B. Applegate
                                           Brion B. Applegate
                                           General Partner

                                       Date: February 7, 1997

                                       By:  /s/ Kevin J. Maroni
                                           Kevin J. Maroni
                                           General Partner

                                       Date: February 7, 1997

                                       /s/ William P. Collatos
                                       William P. Collatos, Individually

                                       Date: February 7, 1997

                                       /s/ Brion B. Applegate
                                       Brion B. Applegate, Individually

                                       Date: February 7, 1997

                                       /s/ Kevin J. Maroni
                                       Kevin J. Maroni, Individually

                                       Date: February 7, 1997


                               Page 11 of 11 Pages